Exhibit 3.3

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF CONVERSION AND AMENDMENT ARTICLES OF ASSOCIATION PROQR THERAPEUTICS B.V.

(after conversion and amendment of the articles of association named ProQR Therapeutics N.V.)

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Article	An article of these articles of association.

CEO	The Company’s chief executive officer.

Chairman of the Supervisory Board	The chairman of the Supervisory Board.

Class Meeting	The meeting of holders of shares of a certain class.

Company	The company to which these articles of association pertain.

DCC	The Dutch Civil Code.

General Meeting	The Company’s general meeting of shareholders.

Group Company	An entity or company which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Indemnified Officer	A current or former Managing Director or Supervisory Director.

Management Board	The Company’s management board.

Management Board Rules	The internal rules applicable to the Management Board, as drawn up by the Management Board.

Managing Director	A member of the Management Board.

Meeting Rights	With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Non-Distributable Equity	The part of the Company’s equity that is formed by the paid up and called up part of its capital and the reserves which it must maintain by law.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights.

Preferred Distribution	A distribution on the preferred shares for an amount equal to the Preferred Interest Rate calculated over the aggregate amount paid up on those preferred shares, whereby:

	a.	any amount paid up on those preferred shares (including as a result of an issue of preferred shares) during the financial year (or the relevant part thereof) in respect of which the distribution is made shall only be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) after those preferred shares were paid up;

	b.	any reduction of the aggregate amount paid-up on preferred shares during the financial year (or the relevant part thereof) in respect of which the distribution is made shall be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) until such reduction of the aggregate amount paid-up on preferred shares was effected; and

	c.	if the distribution is made in respect of part of a financial year, the amount of the distribution shall be proportionate to the number of days that elapsed during that part of the financial year.

Preferred Interest Rate	The mathematical average, calculated over the financial year (or the relevant part thereof) in respect of which a distribution is made on preferred shares, of the EURIBOR interest rate for loans with a maturity of twelve months as published by Thomson Reuters, plus a margin not exceeding five hundred basis points (500bps) to be determined by the Management Board each time when preferred shares are issued without preferred shares already forming part of the Company’s issued share capital.

Registration Date	The twenty-eighth day prior to the date of a General Meeting.

Simple Majority	More than half of the votes cast.

Subsidiary	A subsidiary within the meaning of Section 2:24a DCC, including:

	a.	an entity in whose general meeting the Company or one or more of its Subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and

	b.	an entity of which the Company or one or more of its Subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the managing directors or of the supervisory directors, even if all parties with voting rights cast their votes.

Supervisory Board	The Company’s supervisory board.

Supervisory Board Rules	The internal rules applicable to the Supervisory Board, as drawn up by the Supervisory Board.

Supervisory Director	A member of the Supervisory Board.

Website	The Company’s website.

1.2	References to “shares” or “shareholders” are to any class of shares or to the holders thereof, respectively.

1.3	References to statutory provisions are to those provisions as they are in force from time to time.

1.4	Terms that are defined in the singular have a corresponding meaning in the plural.

1.5	Words denoting a gender include each other gender.

1.6	Except in Articles 7.3, 21.2 and 28.7, the terms “written” and “in writing” include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The Company’s name is ProQR Therapeutics N.V.

2.2	The Company has its corporate seat in Leiden.

OBJECTS

Article 3

The Company’s objects are:

a.	to develop, to bring to market and to exploit products and technologies in the field of biotechnology;

b.	to research and develop (or to commission the research and development of) patents, know-how and intellectual and industrial property;

c.	to make the Company’s products available to the patient populations that may benefit from such products and to maintain a suitable pipeline of products that may be beneficial for relevant patient populations;

d.	to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

e.	to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

f.	to do anything which, in the widest sense, is connected with or may be conducive to the matters described above in this Article 3.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1	The Company’s authorised share capital amounts to two million euro (EUR 2,000,000).

4.2	The authorised share capital is divided into:

a.	twenty five million (25,000,000) ordinary shares; and

b.	twenty five million (25,000,000) preferred shares,

each having a nominal value of four eurocents (EUR 0.04).

4.3	The Management Board may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Management Board. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.

4.4	The Company cannot cooperate with the issue of depository receipts for shares in its capital.

SHARES - FORM OF SHARES AND SHARE REGISTER

Article 5

5.1	All shares are registered shares, provided that the Management Board may resolve that one or more ordinary shares are bearer shares, represented by physical share certificates.

5.2	The Management Board is not required to comply with a request made by a shareholder to convert one or more of his registered shares into bearer shares or vice versa. If the Management Board resolves to grant such a request, the shareholder concerned shall be charged for the costs of such conversion.

5.3	Registered shares shall be numbered consecutively for each class of shares, starting from 1.

5.4	The Management Board shall keep a register setting out the names and addresses of all holders of registered shares and all holders of a usufruct or pledge in respect such shares. The register shall also set out any other particulars that must be included in the register pursuant to Section 2:85 DCC and further such other particulars as the Management Board deems prudent. Part of the register may be kept outside the Netherlands to comply with applicable local law or applicable stock exchange rules.

5.5	Shareholders, usufructuaries and pledgees whose particulars must be set out in the register shall provide the Management Board with the necessary particulars in a timely fashion. Any consequences of a failure to notify such particulars or to notify the correct particulars shall be borne by the relevant party.

5.6	All notifications may be sent to Persons with Meeting Rights in respect of registered shares at the addresses set out in the register.

5.7	If the Management Board has resolved that one or more ordinary shares are bearer shares, share certificates shall be issued for such bearer shares in such form as the Management Board may determine. Share certificates may represent one or more bearer shares. Each share certificate shall be signed by or on behalf of a Managing Director.

5.8	The holder of a bearer share that was lost may request the Company to provide a duplicate share certificate for such bearer share. The Company shall only provide such duplicate:

a.	if the party making the request can demonstrate, to the satisfaction of the Management Board, that such party is indeed entitled to receive such duplicate; and

b.	after having published the request on the Website for a period of four weeks without any objection to such request having been received by the Company within that period.

5.9	If an objection as referred to in Article 5.8 paragraph b. has been received by the Company in a timely fashion, the Company shall only provide the duplicate to the party who requested such duplicate after having been provided with a copy of a binding advice or court order to provide such duplicate, without the Company being required to investigate the competence of the relevant arbitrators or court, as the case may be, or the validity of such binding advice or judgment, as the case may be.

5.10	Upon a duplicate of a share certificate for a bearer share having been provided by the Company, such duplicate shall replace the original share certificate and no rights can be derived from the share certificate thus replaced.

SHARES - ISSUE

Article 6

6.1

Shares can be issued pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as another body has been authorised to issue shares, the General Meeting shall not have this authority.

6.2	Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for shares, but does not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

6.3	The Company may not subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1	Upon an issue of shares, each holder of ordinary shares shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares. Preferred shares do not carry pre-emption rights.

7.2	In deviation of Article 7.1, holders of ordinary shares do not have pre-emption rights in respect of an issue of:

a.	preferred shares;

b.	ordinary shares against non-cash contribution; or

c.	ordinary shares to employees of the Company or of a Group Company.

7.3	The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless all shares are registered shares and the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5	Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised pursuant to Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as another body has been authorised to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6	A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7	The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT

Article 8

8.1

Without prejudice to Article 8.2, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share. However, it may be stipulated that part of the nominal value of a preferred share, not exceeding three quarters thereof, need not be paid up until the Company has called for payment. The Company shall observe a reasonable notice period of at least one month with respect to any such call for payment.

8.2	Parties who professionally place shares for their own account may be allowed by virtue of an agreement to pay up less than the nominal value of the shares subscribed for by them, provided that at least ninety-four percent (94%) of this amount is paid up in cash ultimately upon subscription for those shares.

8.3	Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.4	Payment in a currency that is not a unit of the euro is only permitted with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. The date of the payment determines the exchange rate. The previous sentence does not prejudice the last sentence of Section 2:80a(3) DCC.

SHARES - FINANCIAL ASSISTANCE

Article 9

9.1	The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2	The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company’s capital by others, unless the Management Board resolves to do so and the relevant statutory requirements of Section 2:98c DCC are observed.

9.3	The preceding provisions of this Article 9 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - OWN SHARES

Article 10

10.1	The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

10.2	The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Management Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3	An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

10.4	The Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Management Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5	Articles 10.1 through 10.3 do not apply to shares acquired by the Company by universal succession.

10.6	In this Article 10, references to shares include depository receipts for shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1	The General Meeting can resolve to reduce the Company’s issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2	A resolution to cancel shares may only relate to:

a.	shares held by the Company itself or in respect of which the Company holds the depository receipts; or

b.	all preferred shares, with repayment of the amounts paid up in respect thereof and provided that, to the extent allowed under Articles 34.1 and 35.2, a distribution is made on those preferred shares, in proportion to the amounts paid up on those preferred shares, immediately prior to such cancellation becoming effective, which distribution shall consist of:

i.	the total of all Preferred Distributions (or parts thereof) in relation to financial years prior to the financial year in which the cancellation occurs, to the extent that these have not yet been paid as described in Article 35.1; and

ii.	the Preferred Distribution calculated in respect of the part of the financial year in which the cancellation occurs, for the number of days that have elapsed during such part of the financial year.

11.3	A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

11.4	If a resolution of the General Meeting to reduce the Company’s issued share capital relates to preferred shares, such resolution shall always require the prior or simultaneous approval of the Class Meeting of preferred shares.

SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1	Except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

SHARES - USUFRUCT AND PLEDGE

Article 13

13.1	Ordinary shares can be encumbered with a usufruct or pledge. Preferred shares can be encumbered with a usufruct, but cannot be pledged. The voting rights attached to preferred shares which are subject to a usufruct, cannot vest in the usufructuary concerned.

13.2	The voting rights attached to an ordinary share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3	In deviation of Article 13.2, the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created.

13.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

TRANSFER RESTRICTIONS

Article 14

14.1	A transfer of preferred shares shall require the prior approval of the Management Board. A shareholder wishing to transfer one or more preferred shares must first request the Management Board to grant such approval. For the avoidance of doubt, a transfer of ordinary shares is not subject to transfer restrictions under these articles of association.

14.2	The transfer of preferred shares to which the request for approval relates must take place within three months after the approval of the Management Board has been granted or is deemed to have been granted pursuant to Article 14.3.

14.3	The approval of the Management Board shall be deemed to have been granted:

a.	if no resolution granting or denying the approval has been passed by the Management Board within three months after the Company has received the request for approval; or

b.	if the Management Board, when denying the approval, does not notify the requesting shareholder of the identity of one or more potential acquirers willing to purchase the preferred shares to which the request for approval relates.

14.4	If the Management Board denies the approval and notifies the requesting shareholder of the identity of one or more potential acquirers, the requesting shareholder shall notify the Management Board within two weeks after having received such notice whether:

a.	he withdraws his request for approval, in which case the requesting shareholder cannot transfer the preferred shares concerned; or

b.	he accepts the potential acquirer(s), in which case the requesting shareholder shall promptly enter into negotiations with the potential acquirer(s) regarding the price to be paid for the preferred shares concerned.

14.5	If the negotiations referred to in Article 14.4 paragraph b. have resulted in an agreement within two weeks after the end of the period referred to in Article 14.4, the preferred shares concerned shall be transferred for the agreed price within three months after such agreement having been reached. However, if the negotiations referred to in Article 14.4 paragraph b. have not resulted in an agreement within two weeks after the end of the period referred to in Article 14.4:

a.	the requesting shareholder shall promptly notify the Management Board thereof; and

b.	the price to be paid for the preferred shares concerned shall be equal to the value thereof, as determined by one or more independent experts to be appointed by the requesting shareholder and the potential acquirer(s) by mutual agreement.

14.6	If no agreement is reached on the appointment of the independent expert(s) as referred to in Article 14.5 paragraph b. within two weeks after the end of the period referred to in Article 14.5:

a.	the requesting shareholder shall promptly notify the Management Board thereof; and

b.	the requesting shareholder shall promptly request the president of the district court in whose district the Company has its corporate seat to appoint three independent experts to determine the value of the preferred shares concerned.

14.7	If and when the value of the preferred shares concerned has been determined by the independent expert(s), irrespective of whether he/they were appointed by mutual agreement or by the president of the relevant district court, the requesting shareholder shall promptly notify the Management Board of the value so determined.

14.8	Promptly following the receipt of a notice as referred to in Article 14.7, the Management Board shall request the/each potential acquirer whether he wishes to withdraw from the sale procedure and, if so, to send notice thereof to the Management Board within two weeks, failing which he shall be assumed not to have withdrawn from the sale procedure.

14.9	If no potential acquirer withdraws from the sale procedure in accordance with Article 14.8, the preferred shares concerned shall be transferred for the price determined by the independent expert(s) within three months after the end of the period referred to in Article 14.8. However, if any potential acquirer withdraws from the sale procedure in accordance with Article 14.8, the Management Board:

a.	shall promptly inform the requesting shareholder and the other potential acquirer(s), if any, thereof; and

b.	shall give the opportunity to each other potential acquirer, if any, to declare to the Management Board and the requesting shareholder, within two weeks, his willingness to acquire the preferred shares that have become available as a result of the withdrawal, for the price determined by the independent expert(s).

14.10	If it appears that all preferred shares concerned can be transferred for a price determined by the independent expert(s), as a result of one or more other potential acquirers having declared his/their willingness to acquire preferred shares that have become available as a result of a withdrawal as described in Article 14.9 paragraph b., such transfer shall take place within three months after the end of the period referred to in Article 14.9 paragraph b. However, if it appears that not all preferred shares concerned can be transferred for a price determined by the independent expert(s) as a result of a withdrawal by one or more potential acquirers:

a.	the Management Board shall promptly notify the requesting shareholder thereof; and

b.	the requesting shareholder shall be free to transfer all of the preferred shares to which the request for approval relates, provided that the transfer takes place within three months after having received the notice referred to in paragraph a.

14.11	The Company may only be a potential acquirer under this Article 14 with the consent of the requesting shareholder.

14.12	All notices given pursuant to this Article 14 shall be provided in writing.

14.13	The preceding provisions of this Article 14 do not apply if:

a.	a shareholder is under a statutory obligation to transfer his preferred shares to a previous holder thereof; or

b.	a shareholder transfers preferred shares to the Company, except in the case that the Company acts as a potential acquirer pursuant to Article 14.11.

14.14	In this Article 14 rights to subscribe for preferred shares shall be equated with preferred shares.

MANAGEMENT BOARD - COMPOSITION

Article 15

15.1	The Company has a Management Board consisting of at least one Managing Director. A Managing Director may be an individual or an entity.

The Supervisory Board shall determine the number of Managing Directors with due observance of Article 15.1.

15.3	The General Meeting shall appoint the Managing Directors and may at any time suspend or remove any Managing Director. In addition, the Supervisory Board may at any time suspend a Managing Director. A suspension by the Supervisory Board can at any time be lifted by the General Meeting.

15.4	The General Meeting can only appoint a Managing Director upon a nomination by the Supervisory Board. The General Meeting may resolve to render the nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made each time by the Supervisory Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination will result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC shall not be convened.

15.5	At a General Meeting, a resolution to appoint a Managing Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

15.6	The Supervisory Board shall elect a Managing Director to be the CEO. The Supervisory Board may remove the CEO, in the sense that the Managing Director so removed shall subsequently continue his term of office as a Managing Director without having the title of CEO.

15.7	A resolution of the General Meeting to suspend or remove a Managing Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board.

15.8	If a Managing Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

15.9	Each Managing Director shall retire in accordance with a rotation schedule to be included in the Management Board Rules. A retiring Managing Director can be reappointed immediately, subject to such rotation schedule.

15.10	Where a Managing Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Management Board has designated for that purpose and, until then, the other Managing Director(s) shall be charged with the entire management of the Company. Where all Managing Directors are no longer in office or are unable to act, the management of the Company shall be entrusted temporarily to one or more persons designated by the Supervisory Board for that purpose. Without prejudice to the generality of the previous two sentences, a Managing Director shall be considered to be unable to act within the meaning of this Article 15.10 in the case of:

a.	him having been ill, or the Company not having been able to contact him, in each case for a period of at least five consecutive days (or such other period as determined by the Supervisory Board on the basis of the facts and circumstances at hand);

b.	his suspension; or

c.	him having declared to have, or the Supervisory Board having established that he has, a conflict of interests as described in Article 17.6.

MANAGEMENT BOARD - DUTIES AND ORGANISATION

Article 16

16.1	The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it.

16.2	The Management Board shall draw up Management Board Rules concerning the organisation, decision-making and other internal matters of the Management Board, with due observance of these articles of association. In performing their duties, the Managing Directors shall observe and comply with the Management Board Rules.

16.3	The Management Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

MANAGEMENT BOARD - DECISION MAKING

Article 17

17.1	Without prejudice to Article 17.5, each Managing Director may cast one vote at a meeting of the Management Board.

17.2	A Managing Director can be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board.

17.3	Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Management Board Rules provide differently.

17.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast.

17.5	Where there is a tie in any vote of the Management Board, the CEO shall have a casting vote, provided the Management Board consists of three or more Managing Directors. If the Management Board consists of two Managing Directors, the Supervisory Board shall decide in case of a tied vote.

17.6	A Managing Director shall not participate in the deliberations and decision-making of the

Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board.

17.7	Meetings of the Management Board can be held through audio- or video-communication facilities, unless a Managing Director objects thereto.

17.8	Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 17.1 and 17.5 apply mutatis mutandis.

17.9	The approval of the Supervisory Board is required for the following resolutions of the Management Board:

a.	the making of a proposal to the General Meeting concerning:

i.	the issue of shares or the granting of rights to subscribe for shares;

ii.	the limitation or exclusion of pre-emption rights;

iii.	the granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2;

iv.	the reduction of the Company’s issued share capital;

v.	the granting of an approval as referred to in Article 17.10;

vi.	the making of a distribution from the Company’s reserves or of profits;

vii.	the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of assets;

viii.	the amendment of these articles of association;

ix.	the entering into of a merger or demerger;

x.	the instruction of the Management Board to apply for the Company’s bankruptcy; and

xi.	the Company’s dissolution;

b.	calling for a payment as referred to in Article 8.1;

c.	the acquisition of shares by the Company in its own capital, including the determination of the value of a non-cash consideration for such an acquisition as referred to in Article 10.4;

d.	the granting of an approval for the transfer of preferred shares as referred to in Article 14.1;

e.	the drawing up or amendment of Management Board Rules;

f.	the performance of the legal acts described in Article 16.3;

g.	the charging of amounts to be paid up on shares against the Company’s reserves as described in Article 34.7;

h.	the making of an interim distribution;

i.	the determination of the Company’s strategy, including those resolutions that may have a material impact on the Company’s strategy;

j.	the adoption of the Company’s business plan or budget, as well as any material amendment to or material deviation from the prevailing business plan or budget;

k.	the sale or disposition of all, or an essential part of, the Company’s assets;

l.	the issuance or acquisition of shares and of debentures chargeable against the Company or chargeable against a limited partnership (commanditaire vennootschap) or a general partnership (vennootschap onder firma) of which the Company is a fully liable partner;

m.	the application for quotation, or withdrawal of quotation, of the shares or debt of the Company on any stock exchange;

n.	the entry into or termination of any long-term, material cooperation by the Company or a Subsidiary with another legal entity or partnership;

o.	the Company’s investment in the capital of another company in an amount equal to at least one-fourth of the issued capital plus the Company’s reserves, as reflected on the Company’s most recent balance sheet, as well as a material change to such investment;

p.	the termination of a significant number of the Company’s employees simultaneously or within a short period of time;

q.	a significant change in the employment conditions of the Company’s employees; and

r.	such other resolutions of the Management Board as the Supervisory Board shall have specified in a resolution of the Supervisory Board to that effect and notified to the Management Board.

17.10	The approval of the General Meeting is required for resolutions of the Management Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.	entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance for the Company; and

c.	acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

17.11	The absence of the approval of the Supervisory Board or the General Meeting of a resolution as referred to in Articles 17.9 or 17.10, respectively, shall result in the relevant resolution being null and void within the meaning of Section 2:14 DCC, but shall not affect the powers of representation of the Management Board or of the Managing Directors.

MANAGEMENT BOARD - COMPENSATION

Article 18

18.1	The General Meeting shall upon the proposal of the Supervisory Board determine the Company’s policy concerning the compensation of the Management Board with due observance of the relevant statutory requirements.

18.2	The compensation of Managing Directors shall be determined by the Supervisory Board with due observance of the policy referred to in Article 18.1.

18.3	The Supervisory Board shall submit proposals concerning arrangements in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Management Board and which criteria apply for such awards or changes thereto.

MANAGEMENT BOARD - REPRESENTATION

Article 19

19.1	The Management Board is entitled to represent the Company.

19.2	The power to represent the Company also vests in each Managing Director individually.

19.3	The Management Board may resolve to grant powers of attorney to represent the Company and to determine the scope of such powers of attorney. If a power of attorney is granted to an individual, the Board of Managing Director may grant an appropriate title to such person.

SUPERVISORY BOARD - COMPOSITION

Article 20

20.1	The Company has a Supervisory Board consisting of at least three Supervisory Directors. A Supervisory Director must be an individual.

The Supervisory Board shall determine the number of Supervisory Directors with due observance of Article 20.1.

20.3	The General Meeting shall appoint the Supervisory Directors and may at any time suspend or remove any Supervisory Director.

20.4	The General Meeting can only appoint a Supervisory Director upon a nomination by the Supervisory Board. The General Meeting may resolve to render the nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made each time by the Supervisory Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination will result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC shall not be convened.

20.5	Upon the making of a nomination for the appointment of a Supervisory Director, the Supervisory Board shall provide the following information with respect to the candidate:

a.	his name, age and profession;

b.	the aggregate nominal value of the shares held by him in the Company’s capital;

c.	his present and past positions, to the extent that these are relevant for the performance of the tasks of a Supervisory Director;

d.	the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group’s name shall suffice.

Each nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a Supervisory Director shall be taken into account.

20.6	At a General Meeting, a resolution to appoint a Supervisory Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

20.7	The Supervisory Board shall elect a Supervisory Director to be the Chairman of the Supervisory Board. The Supervisory Board may remove the Chairman of the Supervisory Board, in the sense that the Supervisory Director so removed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman of the Supervisory Board.

20.8	A resolution of the General Meeting to suspend or remove a Supervisory Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board.

20.9	If a Supervisory Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

20.10	Each Supervisory Director shall retire in accordance with a rotation schedule to be included in the Supervisory Board Rules. A retiring Supervisory Director can be reappointed immediately, subject to such rotation schedule.

20.11	Where a Supervisory Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Supervisory Board has designated for that purpose and, until then, the other Supervisory Director(s) shall be charged with the entire supervision of the Company. Where all Supervisory Directors are no longer in office or are unable to act, the supervision of the Company shall be entrusted temporarily to one or more persons designated by the General Meeting for that purpose. The last sentence of Article 15.10 applies mutatis mutandis.

SUPERVISORY BOARD - DUTIES AND ORGANISATION

Article 21

21.1	The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.

21.2	The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

21.3	The Supervisory Board shall draw up Supervisory Board Rules concerning the organisation, decision-making and other internal matters of the Supervisory Board and its committees, with due observance of these articles of association. In performing their duties, the Supervisory Directors shall observe and comply with the Supervisory Board Rules.

21.4

The Supervisory Board shall establish a compensation committee, an audit committee and a nomination and governance committee and may establish such other committees as deemed to be appropriate by the Supervisory Board. The Supervisory Board shall draw up the rules which shall govern the composition, duties, organisation and decision-making of these committees.

SUPERVISORY BOARD - DECISION MAKING

Article 22

22.1	Without prejudice to Article 22.5, each Supervisory Director may cast one vote at a meeting of the Supervisory Board.

22.2	A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board.

22.3	Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Supervisory Board Rules provide differently.

22.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast.

22.5	Where there is a tie in any vote of the Supervisory Board, the Chairman of the Supervisory Board shall have a casting vote.

22.6	A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution shall nevertheless be passed by the Supervisory Board.

22.7	Meetings of the Supervisory Board can be held through audio- or video-communication facilities, unless a Supervisory Director objects thereto.

22.8	Resolutions of the Supervisory Board may, instead of at a meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 22.1 and 22.5 apply mutatis mutandis.

SUPERVISORY BOARD - COMPENSATION

Article 23

The General Meeting may grant a compensation to the Supervisory Directors.

INDEMNITY

Article 24

24.1	The Company shall indemnify each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.	any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, in which he becomes involved, to the extent this relates to his position or former position with the Company, in each case to the fullest extent permitted by applicable law.

24.2	No indemnification shall be given to an Indemnified Officer:

a.	if a Dutch court has established, without possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, suit,

claim, action or legal proceedings as described in Article 24.1 result from either an improper performance of his duties as an officer of the Company or an unlawful or illegal act; and

b.	to the extent that his financial losses, damages and expenses are covered by an insurance and the insurer has settled these financial losses, damages and expenses (or has indicated that it would do so).

24.3	The Supervisory Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 24.1.

GENERAL MEETINGS - CONVENING AND HOLDING GENERAL MEETINGS

Article 25

25.1	Annually, at least one General Meeting must be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

25.2	A General Meeting shall also be held:

a.	within three months after the Management Board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital; and

b.	whenever the Management Board or the Supervisory Board so decides.

25.3	General Meetings must be held in the place where the Company has its corporate seat or in Amsterdam, Rotterdam, Schiphol Airport (municipality Haarlemmermeer) or The Hague.

25.4	If the Management Board and the Supervisory Board have failed to ensure that a General Meeting as referred to in Articles 25.1 or 25.2 paragraph a. is held in a timely fashion, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to convene the General Meeting.

25.5	One or more Persons with Meeting Rights who collectively represent at least ten percent (10%) of the Company’s issued share capital may request the Management Board and the Supervisory Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If neither the Management Board nor the Supervisory Board (each in that case being equally authorised for this purpose) has taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

25.6	Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least three percent (3%) of the Company’s issued share capital shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

25.7	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

25.8	All Persons with Meeting Rights must be convened for a General Meeting:

a.	by means of an announcement published on the Website, where it shall remain directly and permanently available until the General Meeting; and

b.	if so required under applicable law, in a daily newspaper with national distribution.

25.9	The holders of registered shares may be convened for a General Meeting by means of letters sent to the addresses of those shareholders in accordance with Article 5.6. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 26

26.1	The General Meeting shall be chaired as follows, and in the following order of priority:

a.	if there is a Chairman of the Supervisory Board and he is present at the General Meeting, by the Chairman of the Supervisory Board;

b.	by another Supervisory Director present at the General Meeting chosen by the Supervisory Directors present at the General Meeting;

c.	if there is a CEO and he is present at the General Meeting, by the CEO;

d.	by another Managing Director present at the General Meeting chosen by the Managing Directors present at the General Meeting; or

e.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

26.2	The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be taken. Every Managing Director and Supervisory Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

26.3	The chairman of the General Meeting shall decide whether persons other than:

a.	Persons with Meeting Rights; and

b.	others with a statutory right to attend the General Meeting,

shall be admitted to the General Meeting.

26.4	The holder of a written proxy representing a Person with Meeting Rights at a General Meeting shall only be admitted to the General Meeting if the proxy is determined to be acceptable by the chairman of the General Meeting.

26.5	The Company may direct that any person, before entering a General Meeting, identify himself by means of a valid passport or driver’s license and to be submitted to such security restrictions or arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements or restrictions may be refused entry to the General Meeting.

26.6	The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting. In case of ejection, the chairman of the General Meeting may temporarily adjourn the meeting.

26.7	The General Meeting may be conducted in the English language, if so determined by the chairman of the General Meeting.

26.8	The chairman of the General Meeting may limit the amount of time that individuals present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to ensuring the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article 27

27.1	Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at a General Meeting, whether in person or represented by the holder of a written proxy. Holders of fractional shares of a certain class, if any, together constituting the nominal value of a share of that class, shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

27.2	The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Management Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

27.3	The Management Board can also decide that votes cast through electronic means of communication or by means of a letter prior to a General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Registration Date.

27.4	For the purpose of Articles 27.1 through 27.3, those who have voting rights and/or Meeting Rights on the Registration Date and are recorded as such in a register designated by the Management Board shall be considered to have voting rights and/or Meeting Rights, as the case may be, irrespective of whoever is entitled to the shares at the time of the General Meeting. Subject to mandatory Dutch law, the Management Board is free to determine, when convening a General Meeting, whether the previous sentence applies.

27.5	As a prerequisite for a Person with Meeting Rights to exercise his Meeting Rights and, if applicable, his voting rights at a General Meeting, that Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be sent after the Registration Date and must be received by the Company ultimately on the seventh day prior to the General Meeting. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 28

28.1	Each share, irrespective of which class it concerns, shall give the right to cast one vote at

General Meetings. For this purpose, fractional shares of a certain class, if any, collectively constituting the nominal value of a share of that class shall be considered to be equivalent to a share of that class.

28.2	No vote may be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or Subsidiary. Neither the Company nor a Subsidiary may vote shares in respect of which it holds a usufruct or a pledge.

28.3	Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority.

28.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is present or represented at a General Meeting.

28.5	Where there is a tie in any vote of the General Meeting, no resolution shall have been passed.

28.6	The chairman of the General Meeting shall decide on the method of voting and may determine the voting procedure at General Meetings.

28.7	The determination made by the chairman of the General Meeting with regard to the results of a vote shall be decisive. However, where the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights present at the General Meeting so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

28.8	The Management Board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

28.9	The Managing Directors and the Supervisory Directors shall, in that capacity, have an advisory vote at General Meetings.

GENERAL MEETING - RESOLUTIONS REQUIRING A PRIOR PROPOSAL

The following resolutions can only be resolved upon by the General Meeting at the proposal of the Management Board:

the issue of shares or the granting of rights to subscribe for shares;

the limitation or exclusion of pre-emption rights;

the granting of an authorisation as referred to in Articles 6.1, 7.5 or 10.2;

the reduction of the Company’s issued share capital;

the granting of an approval as referred to in Article 17.10;

a distribution to the holders of ordinary shares;

the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of assets;

the amendment of these articles of association;

the entering into of a merger or demerger;

the instruction of the Management Board to apply for the Company’s bankruptcy; and

the Company’s dissolution.

CLASS MEETINGS

Article 30

30.1	A Class Meeting shall be held whenever a resolution of that Class Meeting is required by Dutch law or under these articles of association or whenever the Management Board or the Supervisory Board so decides.

30.2	Without prejudice to Article 30.1, for Class Meetings of ordinary shares, the provisions concerning the convening, drawing up of agendas for, holding of and decision-making at General Meetings shall apply mutatis mutandis.

30.3	For Class Meetings of preferred shares, the following shall apply:

a.	Articles 25.3, 25.9, 26.2, 28.1, 28.2 and 28.4 through 28.9 apply mutatis mutandis;

b.	a Class Meeting of preferred shares must be convened no later than on the eighth day prior to that of the meeting;

c.	a Class Meeting of preferred shares shall appoint its own chairman;

d.	all resolutions of a Class Meeting of preferred shares shall be passed by Simple Majority; and

e.	where the rules laid down by these articles of association in relation to the convening, location of or drawing up of agendas for Class Meetings of preferred shares have not been complied with, legally valid resolutions may still be passed by the Class Meeting of preferred shares by a unanimous vote at a meeting at which all preferred shares are represented.

30.4	Holders of preferred shares may pass resolutions in writing instead of at a meeting. However, such resolutions may only be passed by a unanimous vote of all holders of preferred shares. The votes may also be cast electronically.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND ANNUAL REPORT

Article 31

31.1	The Company’s financial year shall coincide with the calendar year.

31.2	Annually, within the relevant statutory period, the Management Board shall prepare the annual accounts and the annual report and deposit them at the Company’s office for inspection by the shareholders.

31.3	The annual accounts shall be signed by the Managing Directors and by the Supervisory Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

31.4	The Company shall ensure that the annual accounts, the annual report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

31.5	The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 32

32.1	The General Meeting shall instruct an auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to instruct an auditor, the Supervisory Board shall be authorised to do so. Where the Supervisory Board also fails to instruct an auditor, the Management Board shall be authorised to do so.

32.2	The instruction may be revoked by the General Meeting and by the body that has granted the instruction; an instruction granted by the Management Board can also be revoked by the Supervisory Board. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - RESERVES

Article 33

33.1	The Company may maintain any reserve attached exclusively to the ordinary shares as the Management Board deems to be appropriate.

33.2	The Company shall not attach any reserve to the preferred shares.

DISTRIBUTIONS - ENTITLEMENT AND RESTRICTIONS

Article 34

34.1	A distribution can only be made to the extent that the Company’s equity exceeds the Non-Distributable Equity.

34.2	The preferred shares do not carry any entitlement to distributions other than as described in Articles 11.2, 35.1 and 36.3.

34.3	The parties entitled to a distribution shall be the shareholders, usufructuaries and pledgees, as the case may be, as at a date to be determined by the Management Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

34.4	Subject to the other provisions of this Article 34, the General Meeting may resolve to make a distribution from the Company’s reserves.

34.5	The General Meeting may resolve that all or part of such distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of assets.

34.6	The Management Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 34.1 has been met, and taking into account the priority of distributions under Article 35.1.

34.7	The Management Board may resolve to charge amounts to be paid up on shares against the Company’s reserves, irrespective of whether those shares are issued to existing shareholders.

34.8	A distribution shall be payable in such currency and on such date as determined by the

Management Board.

34.9	A claim for payment of a distribution shall lapse after five years have expired after the distribution was declared.

34.10	For the purpose of calculating any distribution as referred to in this Article 34, shares held by the Company in its own capital shall not be taken into account. No distribution as referred to in this Article 34 shall be made to the Company in respect of shares held by it.

DISTRIBUTIONS - PROFITS

Article 35

35.1	Subject to Article 34.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	to the extent that any preferred shares have been cancelled without the payment described in Article 11.2 paragraph b. having been made in full on those preferred shares, any such deficit shall be paid to those who held those preferred shares at the moment of such cancellation becoming effective;

b.	to the extent that any Preferred Distribution (or part thereof) in relation to previous financial years has not yet been paid as described in this Article 35.1, any such deficit shall be paid on the preferred shares;

c.	the Preferred Distribution shall be paid on the preferred shares in respect of the financial year to which the annual accounts pertain;

d.	the Management Board shall determine which part of the remaining profits shall be added to the Company’s reserves; and

e.	any remaining profits shall be at the disposal of the General Meeting for distribution to the holders of ordinary shares in proportion to the aggregate nominal value of their ordinary shares.

To the extent that the distributions described in paragraphs a. through c. (or part thereof) cannot be paid out of the profits shown in the annual accounts, the deficit shall be paid out of the Company’s reserves, subject to Article 34.1.

Distributions on the preferred shares (or to the former holders of preferred shares) as described in this Article 35.1 shall be paid in proportion to the amounts paid up (or formerly paid up) on those preferred shares.

For the avoidance of doubt, the preferred shares shall not carry any entitlement to profits other than as described in this Article 35.1.

35.2	Without prejudice to Article 34.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

35.3	For the purpose of calculating any distribution of profits, shares held by the Company in its own capital shall not be taken into account. No distribution of profits shall be made to the Company in respect of shares held by it.

DISSOLUTION AND LIQUIDATION

Article 36

36.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board under the supervision of the Supervisory Board, unless the General Meeting in its resolution to dissolve the Company decides otherwise.

36.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

36.3	To the extent that any assets remain after payment of all of the Company’s debts, those assets shall be distributed as follows, and in the following order of priority:

a.	the amounts paid up on the preferred shares shall be repaid on those preferred shares;

b.	to the extent that any preferred shares have been cancelled without the payment described in Article 11.2 paragraph b. having been made in full on those preferred shares, any such deficit shall be paid to those who held those preferred shares at the moment of such cancellation becoming effective; and

c.	to the extent that any Preferred Distribution (or part thereof) in relation to financial years prior to the financial year in which the distribution referred to in paragraph a. occurs has not yet been paid as described in Article 35.1, any such deficit shall be paid on the preferred shares;

d.	the Preferred Distribution shall be paid on the preferred shares calculated in respect of the part of the financial year in which the distribution referred to in paragraph a. occurs, for the number of days that have already elapsed during such part of the financial year; and

e.	any remaining assets shall be distributed to the holders of ordinary shares in proportion to the aggregate nominal value of their ordinary shares.

Distributions on the preferred shares (or to the former holders of preferred shares) as described in this Article 36.3 shall be paid in proportion to the amounts paid up (or formerly paid up) on those preferred shares.

36.4	For the purpose of calculating any distribution as referred to in Article 36.3, shares held by the Company in its own capital shall not be taken into account. No distribution as referred to in Article 36.3 shall be made to the Company in respect of shares held by it.

36.5	After the liquidation has been completed, the Company’s books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

TRANSITIONAL PROVISION

[Management Board, with approval of Supervisory Board to decide upon inclusion in this deed of Option 1 or Option 2 below]

Option 1:

If the Management Board, with approval of the Supervisory Board so resolves, as per the moment of the execution of the private deed of issue of ordinary shares in the capital of the Company prepared by NautaDutilh N.V. with reference 82039122 M 12596660, article 4, paragraphs 1 and 2 of these articles of association will read as follows:

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1	The Company’s authorised share capital amounts to three million euro (EUR 3,000,000).

4.2	The authorised share capital is divided into:

a.	thirty-seven million five hundred thousand (37,500,000) ordinary shares; and

b.	thirty-seven million five hundred thousand (37,500,000) preferred shares,

each having a nominal value of four eurocents (EUR 0.04).

OR

Option 2:

If the Management Board, with approval of the Supervisory Board so resolves, as per the moment of the execution of the private deed of issue of ordinary shares in the capital of the Company prepared by NautaDutilh N.V. with reference 82039122 M 12596660, article 4, paragraphs 1 and 2 of these articles of association will read as follows:

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1	The Company’s authorised share capital amounts to four million euro (EUR 4,000,000).

4.2	The authorised share capital is divided into:

a.	fifty million (50,000,000) ordinary shares; and

b.	fifty million (50,000,000) preferred shares,

each having a nominal value of four eurocents (EUR 0.04).

CONCLUDING PROVISION

Finally, the person appearing declared:

A	that by means of this Deed each of the preferred shares in the capital of the Company that was issued immediately prior to the execution of this Deed is converted into one ordinary share;

B	that immediately after the execution of this Deed the Company’s issued capital will therefore amount to six hundred thirty-five thousand eight hundred thirty-three euro (EUR 635.833), divided into fifteen million eight hundred ninety-five thousand eight hundred fourteen (15,895,814) ordinary shares, each with a nominal value of four eurocent (EUR 0.04);

C	that the auditor’s statement as referred to in Article 2:72 paragraph 1 sub b Civil Code will be attached to this deed

D	that as evidenced by the Minutes, the person appearing has been authorised to execute this Deed.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.